Exhibit 99.1

NEWS RELEASE

Contact:
Greg L. Boane
Chief Financial Officer
(281) 388-5541

TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2017 RESULTS

SUGAR LAND, TX – March 13, 2018 – Team, Inc. (NYSE: TISI) (“Team,” “we,” “our,” or the “Company”) today reported its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Highlights:

•	Consolidated revenues of $316.3 million in the fourth quarter of 2017 were the highest of the year.

•	Consolidated net loss improved to breakeven in the fourth quarter of 2017 from a net loss of $9.4 million ($0.32 loss per diluted share) in the 2016 fourth quarter.

•	Adjusted net income of $12.9 million ($0.43 adjusted earnings per diluted share) this year compared to $2.5 million in the fourth quarter of 2016 ($0.08 adjusted earnings per diluted share).

•	Consolidated Adjusted EBITDA of $23.4 million improved 11.0% compared to last year’s fourth quarter, the highest Adjusted EBITDA since the second quarter of 2016.

•	Consolidated Adjusted EBITDA margin of 7.4% was the highest of 2017 and the highest since the second quarter of 2016.

•	Quest Integrity revenues increased 21% in the fourth quarter of 2017; full year 2017 revenues of $82 million were an annual record.

•	All three business segments achieved their highest Adjusted EBITDA margin performance of 2017 in the fourth quarter of 2017.

Amerino Gatti, Team’s Chief Executive Officer, said, “We are encouraged with our fourth quarter 2017 earnings improvement and the early outlook on 2018 activity levels. As we begin 2018, we continue to instill a strong culture of safety, management discipline and accountability while stabilizing and improving our overall business performance. Team is the premier global industrial services company, and we are transforming the organization to become more efficient and cost competitive.

“We are focused on integrating and transforming the organization by leveraging our strengths— our people, technology, scale and blue-chip customer base. With phase one of the cost reductions complete, the second phase of business integration and transformation is under way and focuses on 3 key pillars—revenue enhancement, operations excellence and center-led functional support cost improvement. By focusing on these pillars, we will create a stronger organization to support organic growth and accomplish our goal of increasing profitability, cash flows and shareholder returns.”

Revenues for the current quarter decreased by 1% to $316.3 million compared to revenues of $319.8 million for the prior year comparable quarter, reflecting lower revenues in our TeamQualspec and TeamFurmanite segments, largely offset by a 21% improvement in Quest Integrity revenues. Changes in foreign currency exchange rates had a favorable impact on revenues of approximately $5.0 million. Team reported essentially breakeven results for the current year quarter versus a net loss of $9.4 million ($0.32 loss per diluted share) for the prior year comparable quarter.

The fourth quarter reported results include certain items that are not indicative of Team’s core operating activities: a loss of $5.5 million associated with the conversion feature of Team’s convertible debt, which is accounted for as a derivative liability under GAAP, $6.0 million of certain legal, professional fees and other costs, $1.9 million of non-capitalized enterprise resource planning (“ERP”) system implementation costs, $1.2 million of restructuring and executive transition costs, and $1.0 million of asset write-offs and natural disaster costs.

Excluding these items that are not indicative of core operating activities, adjusted net income, a non-GAAP measure, was $12.9 million ($0.43 adjusted earnings per diluted share) for the current quarter versus adjusted net income of $2.5 million ($0.08 adjusted earnings per diluted share) for the prior year quarter. The excluded items totaled $12.9 million (net of tax), or $0.43 per diluted share, for the current year quarter and $11.9 million (net of tax), or $0.40 per diluted share, for the prior year quarter. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) for the fourth quarter ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Increase (Decrease)
	2017	2016	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
TeamQualspec	$148,690	153,449	(4,759)	(3.1)%
TeamFurmanite	144,819	147,565	(2,746)	(1.9)%
Quest Integrity	22,825	18,811	4,014	21.3%
Total	$316,334	$319,825	$(3,491)	(1.1)%
Operating income (loss):
TeamQualspec	$9,989	$10,323	(334)	(3.2)%
TeamFurmanite	11,325	2,279	9,046	396.9%
Quest Integrity	5,085	1,917	3,168	165.3%
Corporate and shared support services	(28,612)	(20,222)	(8,390)	41.5%
Total	$(2,213)	$(5,703)	$3,490	(61.2)%

On an adjusted basis, operating income (also referred to as Adjusted EBIT) in the 2017 fourth quarter was $11.3 million and $11.5 million for TeamQualspec and TeamFurmanite, respectively compared to $10.8 million and $8.3 million, respectively, for the same period last year. Despite the lower revenues, our adjusted operating income improved in the 2017 fourth quarter, reflecting our cost savings initiative completed earlier in 2017.

Quest Integrity’s increase in revenues was driven by higher activity levels in its inspection and assessment services. On an adjusted basis, Quest Integrity reported operating income of $5.1 million in the 2017 quarter versus operating income of $3.6 million in the 2016 quarter.

Adjusted operating income (loss) is a non-GAAP financial measure that excludes certain items that are not indicative of Team’s core operating activities. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Supplemental Financial Information

Interest expense: The Company recorded $7.6 million of interest expense during the fourth quarter of 2017, which includes $1.7 million of non-cash interest expense. The non-cash interest expense is primarily attributable to the amortization of debt issuance costs and the amortization of the discount on our convertible debt.

Credit Facility: At December 31, 2017, Team had $26.6 million of cash on hand and had approximately $41 million of available borrowing capacity through the Company’s banking credit facility (the “Credit Facility”). As previously announced, we recently entered into an amendment to the Credit Facility to eliminate the total leverage ratio covenant for the remaining term (matures in July 2020) and to modify certain other financial covenants.

Loss on convertible debt embedded derivative: The Company recorded a non-cash loss of $5.5 million related to the embedded conversion feature associated with the Company’s convertible debt during three months ended December 31, 2017, primarily a result of the increase in the Company’s stock price from during the fourth quarter. The valuation of such derivative liability is highly sensitive to changes in the price of Team’s common stock. Generally, decreases in the Company’s stock price will result in gains, while increases will result in losses.

ERP implementation: Through December 31, 2017, Team has capitalized $46.6 million associated with the ERP project, which includes $1.6 million of capitalized interest, and has recognized $2.6 million of amortization expense. In the fourth quarter, we completed our U.S. rollout of the new ERP system.

GAAP Earnings and Non-GAAP Financial Measures

Certain items that management believes are not indicative of Team’s core operating activities have been excluded from net income (loss) reported in accordance with generally accepted accounting principles in the United States (“GAAP”) when arriving at adjusted net income (loss) and adjusted operating income (loss) (which the Company also refers to as adjusted EBIT), each a non-GAAP financial measure. In the current quarter, the most significant of such items pertained to legal, professional and other costs of $6.0 million and a loss on the Company’s convertible debt embedded derivative of $5.5 million.

A reconciliation of these financial measures to the most comparable GAAP financial measures is contained in the accompanying schedule.

Conference Call

Team, Inc. has scheduled a conference call to discuss its fourth quarter and full year 2017 results, which will be broadcast live over the Internet, on Wednesday, March 14, 2018 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 1-888-699-2378 and ask for the Team conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.teaminc.com. For those who cannot listen to the live call, a replay will be available through March 21, 2018 and may be accessed by dialing 404-537-3406 and using pass code 7593459#. In addition, an archive of the webcast will be available shortly after the call at www.teaminc.com for 90 days.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across its 220 branch locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Non-GAAP Financial Measures

This press release presents information about the Company’s adjusted net income (loss) and adjusted net income (loss) per diluted share, and the Company sometimes uses adjusted EBITDA, EBIT and adjusted EBIT, which are non-GAAP financial measures provided as supplemental to the results provided in accordance with GAAP. A reconciliation of each of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)
Revenues	$316,334	$319,825	$1,200,211	$1,196,696
Operating expenses	234,723	232,654	890,212	868,144
Gross margin	81,611	87,171	309,999	328,552
Selling, general and administrative expenses	82,834	87,361	348,391	323,973
Restructuring and other related charges, net	990	5,513	2,651	5,513
(Gain) loss on revaluation of contingent consideration	—	—	(1,174)	2,184
Goodwill impairment loss	—	—	75,241	—
Operating loss	(2,213)	(5,703)	(115,110)	(3,118)
Interest expense, net	7,588	3,113	21,487	12,667
Write-off of deferred loan costs	—	—	1,244	—
Loss (gain) on convertible debt embedded derivative	5,474	—	(818)	—
Foreign currency (gain) loss and other	(5)	72	510	(127)
Loss from continuing operations before income taxes	(15,270)	(8,888)	(137,533)	(15,658)
Less: Provision (benefit) for income taxes	(15,231)	(450)	(33,372)	(3,093)
Loss from continuing operations	(39)	(8,438)	(104,161)	(12,565)
Loss from discontinued operations, net of income tax	—	(939)	—	(111)
Net loss	$(39)	$(9,377)	$(104,161)	$(12,676)

Basic loss per share:
Continuing operations	$—	$(0.29)	$(3.49)	$(0.45)
Discontinued operations	—	(0.03)	—	—
Net loss	$—	$(0.32)	$(3.49)	$(0.45)

Diluted loss per share:
Continuing operations	$—	$(0.29)	$(3.49)	$(0.45)
Discontinued operations	—	(0.03)	—	—
Net loss	$—	$(0.32)	$(3.49)	$(0.45)
Weighted-average number of shares outstanding:
Basic	29,923	29,560	29,849	28,095
Diluted	29,923	29,560	29,849	28,095

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,
	2017	2016
	(unaudited)

Cash and cash equivalents	$26,552	$46,216

Other current assets	370,508	355,141

Property, plant and equipment, net	203,219	203,130

Other non-current assets	455,556	542,931

Total assets	$1,055,835	$1,147,418

Current portion of long-term debt	$—	$20,000

Other current liabilities	147,784	127,721

Long-term debt net of current maturities	387,749	346,911

Other non-current liabilities	62,834	117,149

Stockholders’ equity	457,468	535,637

Total liabilities and stockholders’ equity	$1,055,835	$1,147,418

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Twelve Months Ended December 31,
	2017	2016
	(unaudited)

Net loss	$(104,161)	$(12,676)

Depreciation and amortization expense	52,143	48,673

Deferred income taxes	(46,540)	(4,236)

Non-cash compensation cost	7,876	7,313

Goodwill impairment loss	75,241	—

Working capital changes	(4,984)	31,164

Other items affecting operating cash flow	6,697	9,326

Net cash (used in) provided by operating activities	(13,728)	79,564

Capital expenditures	(36,798)	(45,812)

Cash used for business acquisitions, net	—	(48,382)

Proceeds from sale of assets	3,259	17,527

Other items affecting investing cash flow	(457)	5,827

Net cash used in investing activities	(33,996)	(70,840)

Borrowings (payments) on Credit Facility, net	(193,006)	(4,004)

Issuance of convertible debt, net of issuance costs	222,311	—

Purchase of treasury stock	—	(7,593)

Debt issuance costs on Credit Facility	(1,938)	(801)

Cash associated with share-based payment arrangements, net	(497)	3,659

Issuance of common stock	—	5,243

Other items affecting financing cash flow	(1,278)	(2,510)

Net cash provided by (used in) financing activities	25,592	(6,006)

Effect of exchange rate changes	2,468	(1,327)

Change in cash and cash equivalents	$(19,664)	$1,391

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
TeamQualspec	$148,690	$153,449	$588,441	$589,478
TeamFurmanite	144,819	147,565	529,973	539,627
Quest Integrity	22,825	18,811	81,797	67,591
	$316,334	$319,825	$1,200,211	$1,196,696

Operating income (loss) (“EBIT”)
TeamQualspec	$9,989	$10,323	$11,128	$43,367
TeamFurmanite	11,325	2,279	(33,993)	27,283
Quest Integrity	5,085	1,917	12,337	4,780
Corporate and shared support services	(28,612)	(20,222)	(104,582)	(78,548)
	$(2,213)	$(5,703)	$(115,110)	$(3,118)

Adjusted EBIT
TeamQualspec	$11,323	$10,789	$34,595	$44,302
TeamFurmanite	11,490	8,315	21,297	36,198
Quest Integrity	5,090	3,629	12,766	7,908
Corporate and shared support services	(19,991)	(15,600)	(76,106)	(56,957)
	$7,912	$7,133	$(7,448)	$31,451
Adjusted EBITDA
TeamQualspec	$16,080	$15,607	$53,874	$64,155
TeamFurmanite	17,861	14,653	44,709	57,585
Quest Integrity	6,083	5,478	17,189	13,697
Corporate and shared support services	(16,625)	(14,665)	(63,201)	(48,966)
	$23,399	$21,073	$52,571	$86,471

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration and changing our fiscal year end, gains and losses on the revaluation of contingent consideration, non-capitalized ERP implementation costs, restructuring and other related charges, goodwill impairment losses, executive severance/transition costs, gains (losses) on our convertible debt embedded derivative, write-off of deferred loan costs, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including certain changes to valuation allowances and the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes discontinued operations, income tax expense, interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration and changing our fiscal year end, gains and losses on the revaluation of contingent consideration, non-capitalized ERP implementation costs, restructuring and other related charges, goodwill impairment losses, executive severance/transition costs, and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss):
Net loss	$(39)	$(9,377)	$(104,161)	$(12,676)
Acquisition costs	—	—	—	7,414
Legal, professional fees and other	6,005	3,846	12,715	10,782
ERP costs	1,927	2,823	13,776	7,631
Restructuring and other related charges, net	990	5,513	2,651	5,513
Executive severance/transition cost	163	—	1,190	—
Natural disaster costs	(170)	4	2,053	395
Asset write-offs	1,210	650	1,210	650
Goodwill impairment loss	—	—	75,241	—
(Gain) loss on revaluation of contingent consideration	—	—	(1,174)	2,184
Write-off of deferred loan costs	—	—	1,244	—
Loss (gain) on convertible debt embedded derivative	5,474	—	(818)	—
Tax impact of adjustments and other net tax items*	(2,647)	(952)	(16,315)	(8,983)
Adjusted net income (loss)	$12,913	$2,507	$(12,388)	$12,910

Adjusted net income (loss) per common share:
Basic	$0.43	$0.08	$(0.42)	$0.46
Diluted	$0.43	$0.08	$(0.42)	$0.46

Adjusted EBIT and Adjusted EBITDA:
Operating loss (“EBIT”)	$(2,213)	$(5,703)	$(115,110)	$(3,118)
Acquisition costs	—	—	—	7,414
Legal, professional fees and other	6,005	3,846	12,715	10,782
ERP costs	1,927	2,823	13,776	7,631
Restructuring and other related charges, net	990	5,513	2,651	5,513
Executive severance/transition cost	163	—	1,190	—
Natural disaster costs	(170)	4	2,053	395
Asset write-offs	1,210	650	1,210	650
Goodwill impairment loss	—	—	75,241	—
(Gain) loss on revaluation of contingent consideration	—	—	(1,174)	2,184
Adjusted EBIT	7,912	7,133	(7,448)	31,451
Depreciation and amortization
Amount included in operating expenses	7,337	6,195	27,551	24,501
Amount included in selling, general, and administrative expenses	6,120	7,046	24,592	24,172
Total depreciation and amortization	13,457	13,241	52,143	48,673
Non-cash share-based compensation costs	2,030	699	7,876	6,347
Adjusted EBITDA	$23,399	$21,073	$52,571	$86,471

*
Represents the tax effect of the adjustments at an assumed margins tax rate of 37%, except the tax impact on the goodwill impairment loss for the twelve months ended December 31, 2017 is adjusted for the non-deductible portion, and certain other special items and discrete items including certain changes in valuation allowances, certain tax legislation changes and Internal Revenue Service audit settlements. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. The net amount of these special tax items increased adjusted net income (loss) by $3.1 million in both the three and twelve months ended December 31, 2017 and by $3.8 million in both the three and twelve months ended December 31, 2016.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

TeamQualspec
Operating income	$9,989	$10,323	$11,128	$43,367
Acquisition costs	—	—	—	307
Legal, professional fees and other	—	(184)	—	(184)
Restructuring and other related charges, net	104	—	966	—
Natural disaster costs	20	—	1,325	162
Asset write-offs	1,210	650	1,210	650
Goodwill impairment loss	—	—	21,140	—
Gain on revaluation of contingent consideration	—	—	(1,174)	—
Adjusted EBIT	11,323	10,789	34,595	44,302
Depreciation and amortization	4,757	4,818	19,279	19,853
Adjusted EBITDA	$16,080	$15,607	$53,874	$64,155

TeamFurmanite
Operating income (loss)	$11,325	$2,279	$(33,993)	$27,283
Acquisition costs	—	—	—	257
Legal, professional fees and other	—	519	163	728
Restructuring and other related charges, net	382	5,513	393	5,513
Natural disaster costs	(217)	4	633	233
Goodwill impairment loss	—	—	54,101	—
Loss on revaluation of contingent consideration	—	—	—	2,184
Adjusted EBIT	11,490	8,315	21,297	36,198
Depreciation and amortization	6,371	6,338	23,412	21,387
Adjusted EBITDA	$17,861	$14,653	$44,709	$57,585

Quest Integrity
Operating income	$5,085	$1,917	$12,337	$4,780
Acquisition costs	—	—	—	114
Legal, professional fees and other	—	1,712	—	3,014
Restructuring and other related charges, net	5	—	429	—
Adjusted EBIT	5,090	3,629	12,766	7,908
Depreciation and amortization	993	1,383	4,423	5,323
Non-cash share-based compensation costs	—	466	—	466
Adjusted EBITDA	$6,083	$5,478	$17,189	$13,697

Corporate and shared support services
Operating income (loss)	$(28,612)	$(20,222)	$(104,582)	$(78,548)
Acquisition costs	—	—	—	6,736
Legal, professional fees and other	6,005	1,799	12,552	7,224
ERP costs	1,927	2,823	13,776	7,631
Restructuring and other related charges, net	499	—	863	—
Executive severance/transition cost	163	—	1,190	—
Natural disaster costs	27	—	95	—
Adjusted EBIT	(19,991)	(15,600)	(76,106)	(56,957)
Depreciation and amortization	1,336	702	5,029	2,110
Non-cash share-based compensation costs	2,030	233	7,876	5,881
Adjusted EBITDA	$(16,625)	$(14,665)	$(63,201)	$(48,966)